Exhibit 10.29

AMENDED AND RESTATED

SUBLEASE AGREEMENT

By and Between

KEYSTONE RUBY, LLC

(Landlord)

and

ENERGY FOCUS, INC.

(Tenant)

32000 Aurora Road

Solon, Ohio

TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS AND EXHIBITS	1
1.1 Definitions	1
1.2 Effect of Reference to Definitions	5
1.3 Exhibits	5

ARTICLE 2 - PREMISES. LEASE TERM AND COMMENCEMENT OF LEASE TERM	5
2.1 Premises	5
2.2 Lease Term	5
2.3 Renewal Term	5

ARTICLE 3 - BASE RENT AND ADDITIONAL RENT	5
3.1 Base Rent	5
3.2 Additional Rent	5
3.3 Rent	7
3.4 Landlord’s Right to Seek Abatement	7
3.5 Lease to be Deemed Net	7
3.6 Independent Covenants	7
3.7 Late Charge	7
3.8 Rent Commencement Date	7

ARTICLE 4 - SECURITY DEPOSIT	7

ARTICLE 5 - UTILITIES AND SERVICES	8
5.1 Utilities	8
5.2 Landlord’s Services	8
5.3 Rubbish and Recycling	9
5.4 Tenant’s Access	9

ARTICLE 6 - INSURANCE	9
6.1 Required Coverage	9
6.2 Writing and Disposition of Insurance Policies	10
6.3 Mutual Waiver of Subrogation	10
6.4 Blanket Policies	10
6.5 Landlord’s Insurance Covenants	10

ARTICLE 7 - TENANT’S ADDITIONAL COVENANTS	11
7.1 Performing Obligations	11
7.2 Use	11
7.3 Maintenance and Repair	11
7.4 Compliance with Laws	11
7.5 Payment for Tenant’s Work	12
7.6 Indemnity	12
7.7 Personal Property at Tenant’s Risk	12

7.8 Payment of Cost of Enforcement	12
7.9 Surrender	13
7.10 Rights of Mortgagees	13
7.11 Estoppel Certificates	14
7.12 Nuisance	15
7.13 Changes and Alterations	15
7.14 Financial Statements	16
7.15 Holding Over	16

ARTICLE 8 - QUIET ENJOYMENT	16

ARTICLE 9 - DAMAGE AND EMINENT DOMAIN	16
9.1 Fire and Other Casualty	16
9.2 Eminent Domain	17

ARTICLE 10 - DEFAULTS AND REMEDIES	18
10.1 Tenant’s Default	18
10.2 Landlord’s Election	18
10.3 Reimbursement of Landlord’s Expenses	19
10.4 Termination of Right of Possession	19
10.5 Mitigation	19
10.6 Claims in Bankruptcy	20
10.7 Landlord’s Right to Cure Defaults	20
10.8 No Waiver	20
10.9 Default Interest	20
10.10 Landlord Default	20
10.11 Tenant Remedies	20

ARTICLE 11 - ASSIGNMENT AND SUBLETTING	21
11.1 Prohibitions	21
1 1.2 Conditions to Consent	21
11.3 Excess Rents	21
1 1.4 Assignment or Sublease to an Afiliate	22
11.5 No Waiver; Tenant to Remain Liable	22

ARTICLE 12 - NOTICES	22

ARTICLE 13 - ENTIRE AGREEMENT MEMORANDUM OF LEASE	23

ARTICLE 14 - APPLICABLE LAW, SEVERABILITY. CONSTRUCTION	23

ARTICLE 15 - SUCCESSORS AND ASSIGNS. ETC.	23
15.1 Covenants Run with the Land	23
15.2 Limitation on Landlord’s Liability	24

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ARTICLE 16 - LANDLORD’S ACCESS	24

ARTICLE 17 - LANDLORD’S WORK; CONDITION OF PREMISES	24
17.1 Condition of the Premises	26
17.2 Tenant’s Work	26
17.3 Signage	27

ARTICLE 18 - WARRANTY REGARDING BROKER	27

ARTICLE 19 - HAZARDOUS MATERIALS	28

ARTICLE 20 - FORCE MAJEURE	28

iii

AMENDED AND RESTATED

SUBLEASE AGREEMENT

THIS AMENDED AND RESTATED SUBLEASE AGREEMENT (the “Lease”) is entered into effective as of September 1, 2010, by and between Landlord and Tenant named below.

RECITALS

A. Landlord and Tenant have entered into that Sublease Agreement dated March 11, 1998, for the sublease of certain real property and improvements located at 32000 Aurora Road, Solon, Ohio (as amended by the Modification to Sublease dated May 12, 2006, and the First Amendment dated April 1, 2007, and the Second Modification of Sublease Agreement dated June 28, 2010 (collectively, the “Sublease”).

B. Landlord and Tenant desire to amend and restate the Sublease in accordance with the terms and conditions set forth herein.

PROVISIONS

The foregoing Recitals are true and accurate and are incorporated herein by reference.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND EXHIBITS

1.1	Definitions. Whenever used herein, the following terms shall have the following meanings:

Landlord:	Keystone Ruby, LLC, an Ohio limited liability company.

Address of Landlord:	10020 Aurora/Hudson Road Streetsboro, Ohio 44241 Attn: Mr. James F. Doyle

Copy to:

10020 Aurora/Hudson Road Streetsboro, Ohio 44241 Attn: Kevin M. Brokaw, Esq.

Tenant:	Energy Focus, Inc. f/k/n Fiberstars, Inc., a Delaware corporation

Address of Tenant:	32000 Aurora Road Solon, Ohio 44139

Broker:	N/A

Lease Commencement Date:	September 1,2010.

Lease Term:	The Lease shall commence on the Lease Commencement Date and expire on April 30, 2014, unless the same is earlier terminated in accordance with the terms and conditions of this Lease, subject to Tenant’s right to extend the term of this Lease in accordance with Section 2.4 hereof. If the Rent Commencement Date does not occur on the first (1st) day of a calendar month, the irst Lease Year shall include any partial calendar month.

Rent Commencement Date:	September 1,2010.

Land:	Certain real property, having an address of 32000 Aurora Road, Solon, Ohio, containing approximately twenty-one (21) acres of real property, on which the Building is located. A legal description of the Land is set forth in Exhibit A. which is attached hereto and incorporated herein by this reference.

Building:	The building located on the Land, containing approximately 310,747 square feet of rentable space. A depiction of the Building is set forth in Exhibit B, which is attached hereto and incorporated herein by this reference.

Building Complex:	The Land and the Building, together with any and all other structures and improvements located thereon (including, without limitation, driveways, parking areas, landscaping and the like).

Premises:	Approximately 25,428 rentable square feet of space located in the Building and shown on the depiction attached hereto and incorporated herein by this reference as Exhibit B.

Permitted Use:	General office and laboratory and uses customarily accessory thereto, and for no other purposes, subject in all cases to the Legal Requirements (as hereinafter defined).

Base Rent:	Period	Per SF Rental Rate	Annual Base Rent	Monthly Installment of Base Rent
	9/1/2010-4/30/2011	N/A	N/A	$25,000.00

	5/1/2011-4/30/2014	$8.25	$209,781.00	$17,481.75
	5/1/2014-4/30/2017	$8.75	$222,495.00	$18,541.25

Tenant Improvement Allowance:	None.

Operating Expenses:	Collectively, the Impositions (as defined below) and the aggregate expenses incurred by Landlord in the operation, maintenance, repair and management of the Building Complex, including, without limitation, the following: utilities supplied to the Building Complex (to the extent the same are not being paid directly by Tenant or other tenants of the Building); security for the Common Areas of the Building Complex; wages and “fringe” benefits for employees or contractors engaged on a full-time basis in connection with servicing the Building Complex up to the grade of building manager only, and payroll taxes, workmen’s compensation insurance premiums and similar costs with respect thereto, and an appropriate portion of same with respect to employees or contractors on a part-time basis up to the grade of building manager only; resurfacing or repaving of the parking areas, all insurance obtained by Landlord relating to or otherwise in connection with its ownership or the operation, rental, or management of the Building Complex, the foregoing to include without limitation any liability insurance, rent loss insurance, and any insurance required by Landlord’s mortgagee; services obtained for the benefit of the Building Complex (including, without limitation, window cleaning, rubbish and recycling collection and removal, snow removal and grounds maintenance) at a reasonable cost therefore; repairs, replacement, repainting, maintenance, supplies and the like for the Building Complex; a management fee equal to three percent (3%) of the Base Rent and Operating Expenses for any Lease Year; depreciation (on a straight line basis) for capital replacements and improvements made by Landlord which are required in the ordinary course of maintaining the Building Complex or which will reduce the Operating Expenses thereof in Landlord’s reasonable judgment, the cost of which shall be amortized over the useful life of the capital replacement or improvement for federal income tax purposes in accordance with generally accepted accounting principles (“GAAP”). The following items shall be excluded from “Operating Expenses”: principal or interest payments on any mortgages or other financing arrangements, leasing commissions and depreciation for the Building Complex, except as specifically provided above; leasing commissions, attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or occupants (other than Tenant, any occupant of the Premises, or any subtenant or assignee of Tenant); renovating or otherwise improving, decorating, painting or redecorating space for tenants or other occupants of the Building which is not common area; Landlord’s cost of electricity and other services which are separately metered or separately charged to tenants and for which Landlord is entitled to be reimbursed by tenants; expenses in connection with services or other benefits of a type which are not provided Tenant but which are provided to another tenant or occupant (other than an occupant of the Premises); damages and penalties incurred due to a violation by Landlord or any tenant of the terms and conditions of any lease; overhead and profit increment paid to subsidiaries or affiliates of Landlord for services, to the extent only that the costs of such services exceed competitive costs of such services were they not so rendered by a subsidiary or affiliate; Landlord’s general overhead and administrative expenses (except that Tenant hereby acknowledges that Operating Expenses shall include a management fee as set forth above); and advertising and promotional expenditures.

Impositions:	All taxes including real estate taxes (which term shall include payments in lieu of real estate taxes), assessments, levies, license and permit fees and other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever, which at any time during the Lease Term may be assessed, levied, confirmed, imposed upon, or may become due and payable out of or in respect of, or become a lien upon, the Building Complex (including all improvements thereto), other than: (i) municipal, state and federal income taxes (if any) assessed against Landlord; or (ii) municipal, state or federal capital levy, gift, estate, succession, inheritance or transfer taxes of Landlord; or (iii) corporation excess profits or franchise taxes imposed upon any corporate owner of the Building Complex; or (iv) any income, profits or revenue tax, assessment or charge imposed upon the Rent payable by Tenant under this Lease, provided, however, that if at any time during the Lease Term the methods of taxation prevailing at the commencement of the Lease Term shall be altered so that in lieu of or as a substitute for the whole or any part of the taxes, assessments, levies or charges now levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed and imposed a tax, assessment, levy, imposition or charge, wholly or partially as a capital levy or otherwise, on the rents received therefrom, or measured by or based in whole or in part upon the Building Complex and imposed upon Landlord, then all such taxes, assessments, levies, impositions or charges or the part thereof so measured or based, shall be deemed to be included within- the term “Impositions” for the purposes hereof. In addition to the foregoing, the term “Impositions” shall include any new tax of a nature not presently in effect, but which may be hereafter levied, assessed, or imposed upon Landlord or the Building Complex, if such tax shall be based solely on or arise out of the ownership, use or occupation of the Building Complex. Landlord shall elect to pay all betterments and special assessments of real estate taxes over the longest period permitted under applicable law and Impositions shall include only those installments which become due during the Lease Term plus any interest payments due during the same period. In the event the Impositions or any portion thereof are abated or reduced for any reason, then there shall be a readjustment in Tenant’s Proportionate Share of such Impositions.

Tenant’s Proportionate Share:	Tenant’s Proportionate Share shall be determined by dividing the gross leasable area of the Premises by the gross leasable area of the Building Complex.

Lease Year:	The twelve (12) month period commencing on the Rent Commencement Date and each successive twelve (12) month period included in the Lease Term commencing on the anniversary of that day and, if the expiration of the Lease Term or the earlier termination of this Lease does not coincide with the termination of such twelve (12) month period, Lease Year shall mean the portion of such twelve (12) month period before such expiration or termination.

Landlord’s Mortgagee:	Any party holding a mortgage on the Building Complex or any portion thereof, given as security for indebtedness owed by Landlord to the holder of the mortgage.

1.2 Effect of Reference to Definitions. Any reference in this Lease to any of the terms defined above shall be deemed, to the extent possible, to mean and include all aspects of the definition set forth above for such term.

1.3 Exhibits. The exhibits listed in this Section and attached to this Lease are incorporated by reference and are a part of this Lease.

Exhibit A: Description of the Land
Exhibit B: Depiction of the Building and Premises
Exhibit C: Cognovit Promissory Note

ARTICLE 2

PREMISES, LEASE TERM AND COMMENCEMENT OF LEASE TERM

2.1 Premises. Landlord hereby LEASES to Tenant the Premises, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, together with all easements, rights or privileges necessary in connection with the use of the Premises for the Permitted Uses. Tenant shall have the use, in common with others entitled thereto, of the roadways, driveways, parking areas, sidewalks and all other Common Areas serving the Building Complex, as the same may be adjusted by Landlord from time to time and all subject to reasonable rules and regulations promulgated by Landlord from time to time (the “Common Areas”).

Notwithstanding anything to the contrary contained herein, Landlord and Tenant acknowledge and agree that effective May 1, 2011, the Premises will be reduced to 25,428 square feet as depicted on Exhibit B attached hereto and incorporated herein. Landlord and Tenant further acknowledge and agree that Rent calculations set forth in Section 1.1 contemplate and that Tenant’s Proportionate Share shall be calculated upon the 25,428 square foot measurement of the Premises.

Landlord hereby reserves the right at any time, and from time to time, to make alterations or additions to, and to build additional stories on, the Building in which the Premises are located and to build adjoining the same. Landlord also reserves the right at any time, and from time to time, to construct other buildings and improvements in the Building Complex, and to enlarge or reduce the Building or buildings within the Building Complex, and to build adjoining thereto, and to sell or lease any part of the land comprising the Building Complex. Notwithstanding the foregoing, no such rights of Landlord shall be permitted if same will result in a material adverse effect upon any of the rights and entitlements granted to Tenant hereunder. The purpose of the depiction attached hereto as Exhibit B is to show the approximate location of the Premises within the Building Complex and Landlord reserves the right at any time to relocate the various buildings, parking area and other areas of the Building Complex. In the event the Building Complex is enlarged as provided in this Section, Tenant’s Proportionate Share shall be reduced as a result of the increased gross leasable area of the Building Complex.

2.2 Lease Term. TO HAVE AND TO HOLD the Premises for the Lease Term commencing on the Lease Commencement Date, subject to the terms, covenants, agreements and conditions contained in this Lease. As used in this Lease, “Lease Term” shall refer to the initial term of this Lease expiring on April 30, 2014, and the Renewal Term (defined herein), if exercised by Tenant.

2.3 Renewal Term. Landlord hereby grants to Tenant the right and option to extend the term of this Lease for one (1) consecutive period of three (3) years (the “Renewal Term”). The Renewal Term shall commence upon the day next following the last day of the expiring Lease Term. Notwithstanding anything herein contained to the contrary, Tenant’s right and option as aforesaid shall be conditioned upon: (i) the Lease remaining in full force and effect; and (ii) Tenant not being in default beyond any applicable grace period. Tenant shall notify Landlord in writing of its election to extend this Lease for the Renewal Term not less than one hundred eighty (180) days prior to the expiration of the current Lease Term. Notice thereof shall be deemed sufficient if given in the manner hereinafter provided. The Renewal Term shall be upon all of the terms, covenants and conditions of this Lease except that the Base Rent payable during the Renewal Term shall be as set forth in Section 1.1 hereinabove.

ARTICLE 3

BASE RENT AND ADDITIONAL RENT

3.1 Base Rent. Tenant covenants and agrees to pay, during the Lease Term, to Landlord, or to such other person as Landlord by written notice instructs Tenant to make such payments for Landlord’s benefit and account, without demand (except as otherwise herein specifically provided), at the Address of Landlord set forth in Section 1.1 or at such other place as Landlord may by written notice to Tenant direct, commencing with the Rent Commencement Date, the Base Rent in equal monthly installments, in advance, subject to Section 3.8 of this Lease. The Base Rent shall be paid on the first day of each full calendar month of the Lease Term commencing on the Rent Commencement Date, and pro rata for any portion of a calendar month included at the beginning or end of the Lease Term, 1 /30 of a monthly payment being due for each day of a partial month, payable on the first day of such month or partial month.

3.2 Additional Rent. In addition to Base Rent, commencing on May 1,2011, and continuing on the first calendar day of each and every calendar month thereafter until the expiration of the Lease Term, Tenant also agrees and covenants to pay to Landlord, or to such other person as Landlord by written notice instructs Tenant to make such payments for Landlord’s benefit and account, without demand (except as otherwise herein specifically provided), at the Address of Landlord set forth in Section 1.1 or at such other place as Landlord may by written notice to Tenant direct, Tenant’s Proportionate Share of the Operating Expenses.

(i) Within ninety (90) days following the end of each calendar year included in whole or in part in the Lease Term, Landlord shall deliver to Tenant Landlord’s good faith estimate of the Operating Expenses for the current year of the Lease Term. Following receipt of Landlord’s estimate, Tenant shall pay to Landlord on the first day of each calendar month thereafter, as Additional Rent, an amount equal to 1/12th of Tenant’s Proportionate Share applicable thereto of the amount shown in Landlord’s estimate.

(ii) Within ninety (90) days after the end of each calendar year or portion thereof included in the Lease Term, Landlord shall deliver to Tenant a statement setting forth the actual Operating Expenses for the immediately preceding calendar year. If the total estimated amount paid for Operating Expenses by Tenant for such preceding calendar year or portion thereof during the Term exceeds the actual amount due therefore as shown on Landlord’s statement, the excess shall be credited against the monthly installments of Rent next due (or promptly refunded to Tenant if the Lease Term has expired or is terminated). If the total estimated amount paid by Tenant for any preceding year or portion thereof during the Lease Term is less than the actual amount due therefore as shown on Landlord’s statement, then Tenant shall pay the difference to Landlord within thirty (30) days after receipt of such statement from Landlord. Tenant’s and Landlord’s rights and obligations under this Section 3.2 with respect to the last calendar year, or portion thereof, included in the Lease

Term shall survive the expiration or sooner termination of this Lease. For purposes of calculating Tenant’s Proportionate Share of Operating Expenses, a year shall mean a calendar year except the first year, which shall begin on the Rent Commencement Date, and the last year, which shall end on the expiration of this Lease.

(iii) Provided that Tenant shall have first paid all amounts due and payable by Tenant pursuant to this Section 3.2, within ninety (90) days after receiving Landlord’s statement of actual Operating Expenses for a particular calendar year, Tenant shall have the right to provide Landlord with written notice (the “Review Notice”) of its intent to review Landlord’s books and records relating to the Operating Expenses for such calendar year. Within a reasonable time after receipt of a timely Review Notice, Landlord shall make such books and records available to Tenant or Tenant’s agent for its review at either Landlord’s office or at the Building Complex, provided that if Tenant retains an agent to review Landlord’s books and records for any calendar year, such agent must be a certified public accountant licensed to do business in the state in which the Building Complex is located and must not be compensated on a contingent fee basis. Landlord shall be solely responsible for any and all costs, expenses and fees incurred by Tenant or Tenant’s agent in connection with such review only if the total amount of Operating Expenses used for the calculation of Tenant’s Proportionate Share for the year in question exceeded five percent (5%) or more of the total amount of Operating Expenses that should have been charged to Tenant; otherwise, Tenant shall pay the costs of such audit. If Tenant elects to review Landlord’s books and records, within thirty (30) days after such books and records are made available to Tenant, Tenant shall have the right to give Landlord written notice stating in reasonable detail any objection to Landlord’s statement of actual Operating Expenses for such calendar year. If Tenant fails to give Landlord written notice of objection within such thirty (30) day period or fails to provide Landlord with a Review Notice within the ninety (90) day period provided above, Tenant shall be deemed to have approved Landlord’s statement of Operating Expenses in all respects and shall thereafter be barred from raising any claims with respect thereto. Upon Landlord’s receipt of a timely objection notice from Tenant, Landlord and Tenant shall work together in good faith to resolve the discrepancy between Landlord’s statement and Tenant’s review. If Landlord and Tenant determine that Operating Expenses for the calendar year in question are less than reported, Landlord shall forthwith provide Tenant with a credit against future Additional Rent in the amount of any overpayment by Tenant. Likewise, if Landlord and Tenant determine that Operating Expenses for the calendar year in question are greater than reported, Tenant shall pay to Landlord within thirty (30) days the amount of underpayment by Tenant. Any information obtained by Tenant pursuant to the provisions of this Section shall be treated as confidential. Tenant shall have the right to perform such review or audit of Landlord’s books, records and documents as provided for herein not more than once during each calendar year.

3.3 Rent. References in this Lease to “Rent” or “rent” shall be deemed to include both Base Rent and Additional Rent when the context so allows. All monetary obligations of Tenant under this Lease, except for the obligation to pay Base Rent, shall be deemed obligations to pay Additional Rent, unless such presumption is repugnant to the context.

3.4 Landlord’s Right to Seek Abatement. Landlord shall have the right to seek a reduction in the valuation of the Premises assessed for tax purposes. To the extent any tax refund payable as a result of any proceeding which Landlord may institute, or payable by reason of compromise or settlement of any such proceeding, is based upon a payment made by Tenant, then Tenant shall be authorized to collect the same (or the appropriate portion thereof), subject, however, to Tenant’s obligation, if any sums are recovered, to reimburse Landlord forthwith for any actual reasonable expense incurred by Landlord in connection therewith out of such sums paid to Tenant.

3.5 Lease to be Deemed Net. This Lease shall be deemed and construed to be an absolutely triple net lease, and Tenant shall accordingly pay to Landlord, absolutely net, the Base Rent and Additional Rent, free of any off-sets or deductions of any kind.

3.6 Independent Covenants. Each covenant, agreement, obligation and/or other provision in this Lease to be performed on Tenant’s part shall be deemed and construed to be a separate and independent covenant of Tenant and not dependent on any other provision of this Lease.

3.7 Late Charge. Tenant agrees that if any monthly installment of Base Rent or Additional Rent or any other sum is not paid within five (5) days following written notice to Tenant of its failure to pay, a late charge shall be imposed in an amount equal to five percent (5%) of the unpaid monthly installment(s) of Rent and Additional Rent or other payment; provided, however, that after Landlord shall have given Tenant notice of such failure to pay when due two (2) times during any twelve month period, a late charge shall thereafter be paid upon any amount not paid when due without the necessity of Landlord providing Tenant with any notice of same. The amount of the late charge to be paid by Tenant shall be reassessed and added to Tenant’s obligation for each successive monthly period until paid. The provisions of this Section 3.7 shall in no way relieve Tenant of the obligation to pay the monthly installment(s) of Base Rent or Additional Rent or other payments on or before the date on which they are due, nor do the terms of this Section 3.7 in any way affect Landlord’s remedies pursuant to Article 9 in the event said monthly installments) of Base Rent, Additional Rent or other payment is unpaid after date due.

ARTICLE 4

SECURITY DEPOSIT

Landlord will not require a Security Deposit.

ARTICLE 5

UTILITIES AND SERVICES

5.1 Utilities. Landlord and Tenant acknowledge that the utilities serving the Premises are not separately metered. Unless and until such time as the utilities are separated metered, all costs for utilities which are not separately metered or billed separately by Landlord shall be included in Operating Expenses, and Tenant shall be responsible for Tenant’s Proportionate Share thereof. Notwithstanding anything to the contrary contained herein, Landlord and Tenant agree that: (i) Tenant’s Proportionate Share of the annual cost for electric to the Building Complex shall be equal to ninety-five cents ($0.95) per square foot; and (ii) Tenant’s Proportionate Share of the annual” cost for gas to the Building shall be equal to twenty-two cents ($0.22) per square foot. Landlord reserves the right hereunder, at Landlord’s sole cost and expense, to separately meter or sub-meter any utilities serving the Premises to the extent such utilities are not now so separately metered or sub-

metered. Once separately metered, Tenant shall make arrangements with appropriate utility or service companies for its own service for any utilities and/or services which are to serve the Premises exclusively or directly and which can be billed to Tenant directly, and Tenant shall promptly pay all costs with respect to same, such payments to be made, to the extent possible, directly to the utility or service provider or to the appropriate party charged with collecting the same, the foregoing to include all charges for such utilities or services. Landlord shall be under no obligation to furnish any utilities or services to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities or services to the Premises.

5.2 Landlord’s Services. Landlord, during the Lease Term, shall provide the following services, the cost of which, unless otherwise expressly provided herein, shall be included in Operating Expenses:

(i) the repair, maintenance and replacement (when necessary or appropriate) of the structural components of the Premises including the structural walls, concrete floors and roof (but specifically excluding all glass, interior and exterior), and the mechanical systems serving the Building (including, without limitation, the heating, air conditioning, electrical, plumbing and sanitary sewer) to the point where the same enter the Premises, provided, however, that notwithstanding anything to the contrary contained herein neither (A) the cost of replacing (as opposed to maintaining and repairing) the structural components of the Premises and the Building (including the roof) nor (B) any mechanical systems that exclusively service another tenant’s premises shall be Operating Expenses or otherwise charged to Tenant. Landlord shall not be liable for damages caused by its failure to make any such repairs, provided that Landlord has used reasonable efforts to attempt to have such repair made after having been notified by Tenant that such repair must be made promptly and that Tenant will be damaged by the failure to make such repairs promptly;

(ii) The maintenance of the landscaping on the Land;

(iii) The maintenance, repair and replacement of the parking areas, driveways, and walkways located on the Land (including, without limitation, the removal of snow and ice);

(iv) The insurance which Landlord is required to maintain on the Building Complex pursuant to Article 6 below;

(v) The management of the Building Complex;

(vi) Parking and common area lighting; and

(vii) Security for the Common Areas of the Building Complex (but specifically excluding the interior of the Premises or any other leased space in the Building Complex which security, if any, shall be at the election of and the sole responsibility of the tenant occupying such [eased space).

(viii) The maintenance, repair and replacement of the heating and air conditioning (“HVAC”), electrical, plumbing and sewer systems that serving the Building Complex, which may include a service contract for the semi-annual performance of standard HVAC system maintenance, including but not limited to, periodic replacement of filters, oiling of mechanical components and inspection for wear and tear.

5.3 Rubbish and Recycling. Tenant shall be responsible for the collection and removal of rubbish and recycling from the Premises and Building Complex.

5.4 Tenant’s Access. Subject to Tenant’s compliance with all Legal Requirements, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week. Notwithstanding Section 5.2(vii) above, Tenant shall be solely responsible, at Tenant’s sole cost and expense, for security for the Premises.

ARTICLE 6

INSURANCE

6.1 Required Coverage. Tenant covenants and agrees with Landlord that during the Lease Term the following insurance shall be obtained by Tenant and carried at Tenant’s sole expense:

(i) Tenant’s comprehensive public liability insurance insuring and indemnifying Tenant, Landlord, and Landlord’s Mortgagee against liability for injury to persons and damage to property which may be claimed to have occurred upon the Premises or the sidewalks, ways and other real property adjoining said Premises and covering all Tenant’s obligations under this Lease and with limits of at least $1,000,000 for property damage, $1,000,000 for injury or death of one person, and $2,000,000 for injury or death of more than one person in any single accident, or such higher limits in any case as may reasonably be required in case of increase in risk or as may be customarily carried in the state where the Building Complex is located by prudent occupants of similar property, as determined by Landlord in its reasonable discretion.

(ii) Workmen’s Compensation covering all Tenant’s employees working at the Premises.

(iii) Such additional insurance (including, without limitation, rent loss insurance) as Landlord or Landlord’s Mortgagee shall reasonably require, provided that such insurance is in an amount and of the type customarily carried in the state in which the Building Complex is located by prudent occupants of similar property.

6.2 Writing and Disposition of Insurance Policies. All insurance required under Section 6.1 above shall be written with companies reasonably satisfactory to Landlord and in forms customarily in use from time to time in the market area of the Building Complex. Tenant shall furnish Landlord with certificates of said policies, and said policies, if appropriate, shall (i) name Landlord and Landlord’s Mortgagee as named insureds, as their respective interests may appear, and (ii) provide that the coverage thereunder may not lapse or be cancelled without thirty (30) days prior written notice to Landlord, Landlord’s Mortgagee and Tenant.

6.3 Mutual Waiver of Subrogation. Landlord and Tenant each hereby releases the other, its officers, directors, employees and agents, from any and all liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to property covered by insurance which either party is required to maintain under this Lease, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. However, this release shall be applicable and in force and effect only with respect to loss or damage occurring during such time as the releasor’s insurance policies shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder. Landlord and Tenant each agrees that any ire and extended coverage insurance policies will include such a clause or endorsement as long as the same shall be obtainable without extra costs, or, if extra cost shall be charged therefore, so long as the other party pays such extra cost. If extra cost shall be chargeable therefore, each party shall advise the other party and of the amount of the extra cost, and the other party, at its election, may pay the same, but shall not be obligated to do so.

6.4 Blanket Policies. Nothing contained herein shall prevent Tenant from taking out insurance of the kind and in the amounts provided for herein under a blanket insurance policy or policies covering properties other than the Premises, provided however, that any such policy or policies of blanket insurance (a) shall specify therein, or Tenant shall furnish Landlord with the written statement from the insurers under such policy or policies specifying the amount of the total insurance allocated to the Premises, which amounts shall not be less than the amounts required herein, and (b) amounts so specified shall be sufficient to prevent any of the insureds from being a co-insurer within the terms of the applicable policy or policies, and provided further, however, that any such policy or policies of blanket insurance shall, as to the Premises, otherwise comply as to endorsements and coverage with the provisions herein.

6.5 Landlord’s Insurance Covenant. Landlord covenants and agrees that, during the Lease Term, it shall obtain all risk insurance against damage by ire or other casualty in an amount at least equal to the replacement cost of the Premises as determined from time to time by Landlord or (at Landlord’s election or upon Tenant’s request) by appraisal made at the expense of Tenant by an accredited insurance appraiser approved by Landlord. Tenant’s Proportionate Share of the cost of such insurance shall be paid by Tenant as an Operating Expense in accordance with Section 3.2 hereof.

ARTICLE 7

TENANT’S ADDITIONAL COVENANTS

Tenant covenants and agrees during the Lease Term and such further time as Tenant occupies the Premises or any part thereof:

7.1 Performing Obligations. To perform fully, faithfully and punctually all of the obligations of Tenant set forth in this Lease; and to pay when due Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

7.2 Use. Tenant shall use the Premises only for the Permitted Uses, and for no other purposes. In no event shall Tenant’s use of the Premises consist of any of the following prohibited activities or businesses: operation of any private or commercial golf course; country club; massage parlor; hot tub facility; suntan facility; race track or other facility used for gambling; any store the principal business of which is the sale of alcoholic beverages for consumption off premises; or the rental to others in the Premises of residential property (defined in Section 168(e)(2)(A) of the Code as any building or structure where eighty percent (80%) or more of the gross rental income is derived from dwelling units). Tenant’s use of the Premises in any manner that violates the foregoing Use Restrictions shall constitute a material default or Event of Default by Tenant under this Lease giving rise to a right of Lease termination by Landlord.

7.3 Maintenance and Repair. At Tenant’s expense, and except for reasonable wear and tear and damage from ire or other casualty, to keep the Premises, including, without limitation, (i) all interior and exterior glass, and (ii) any loading docks and other installations used in connection with the Premises, clean, neat and in good order, repair and condition, and to arrange for, or enter into contracts regarding the provision of such services as are necessary to do so including, without limitation, the removal of rubbish, replacement of all light bulbs and ballasts as necessary, and to keep the Premises and such installations in as good condition, order and repair as the same are at the Lease Commencement Date or such better conditions as they thereafter may be put, reasonable wear and use and damage by ire or other casualty or eminent domain only excepted, it being understood that the foregoing exception for reasonable wear and use shall not relieve Tenant from the obligation to keep the Premises and such installation in good order, repair and condition including, without limitation, all necessary and ordinary non-structural repairs, replacements and the like. Tenant also agrees to abide by reasonable rules and regulations which may be adopted by Landlord from time to time for the Building Complex and uniformly applied to all tenants of the Building Complex.

7.4 Compliance with Laws. At Tenant’s sole cost and expense, to comply promptly with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, departments, commissions, boards and officials, foreseen and unforeseen, ordinary as well as extraordinary, which may be applicable to the Premises or to Tenant’s use, occupancy or presence in or at the Premises or the Building Complex, including the Americans with Disabilities Act (“ADA”) and all laws with respect to the handling, storage and disposal of hazardous materials (the “Legal Requirements”), except that Tenant may defer compliance so long as the validity of any such Legal Requirement shall be contested by Tenant in good faith and by appropriate legal proceedings, and:

(i) If by the terms of such Legal Requirement, compliance therewith pending the prosecution of any such proceeding may legally be delayed without the incurrence of any lien, charge or liability of any kind against the Premises or the Building Complex or any portion thereof and without subjecting Tenant or Landlord to any liability, civil or criminal, for failure so to comply therewith, Tenant may delay compliance therewith until the final determination of such proceeding, or

(ii) If any lien, charge or civil liability would be incurred by reason of any such delay, Tenant nevertheless may contest as aforesaid and delay as aforesaid, provided that such delay would not subject Landlord to criminal liability or fine, and Tenant (i) furnishes to Landlord security, reasonably satisfactory to Landlord, against any loss or injury by reason of such contest or delay, and (ii) prosecutes the contest with due diligence; and

(iii) Such delay in compliance will not constitute a default by Landlord under any lease, mortgage or other agreement, will not affect the use of all or any portion of the Building Complex by Landlord or any tenant of the Building, and will not affect the sale, leasing, or refinancing of all or any portion of the Building Complex.

Notwithstanding the foregoing, Tenant shall not be responsible for compliance with any Legal Requirement requiring structural repairs, repairs to improvements located outside of and not exclusively serving the Premises, or the installation of new building equipment such as sprinklers, unless the need for such compliance arises from any work or alterations performed for or on behalf of Tenant, Tenant’s particular manner of use of the Premises, or Tenant’s negligence.

7.5 Payment for Tenant’s Work. To pay promptly when due the entire cost of any work at or on the Premises undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials; promptly to clear the record of any notice of any such lien; to procure all necessary permits and before undertaking such work; to do all of such work in a good and workmanlike manner, employing materials of good quality and complying with all governmental requirements; and to save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or properly occasioned by or growing out of such work.

7.6 Indemnity. To save Landlord harmless and indemnified from, and to defend Landlord against, all injury, loss, claims or damage (including reasonable attorneys’ fees) to any person or property while on the Premises unless arising from any omission, fault, negligence or other misconduct of Landlord, or its agents, servants, employees, or contractors; and to save Landlord harmless and indemnified from, and to defend Landlord against, all injury, loss, claims or damage (including reasonable attorneys’ fees) to any person or property anywhere occasioned by any act, omission, neglect or default of Tenant or Tenant’s agents, servants, employees, contractors, guests, invitees or licensees.

7.7 Personal Property at Tenant’s Risk. That all personal property, equipment, inventory and the like from time to time upon the Premises shall be at the sole risk of Tenant; and that Landlord shall not be liable for any damage which may be caused to such property or the Premises or to any person for any reason including, without limitation, the bursting or leaking of or condensation from any plumbing, cooling or heating pipe or fixture.

7.8 Payment of Cost of Enforcement. To pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease, provided that Landlord is successful in enforcing such obligation or has a right under this Lease to cure such default.

7.9 Surrender. At the termination of the Lease Term, Tenant shall peaceably to surrender the Premises clean and in good order, repair and condition, and in conformance with all Legal Requirements, reasonable wear and tear and damage by ire or casualty or taking excepted and to deliver to Landlord all keys to the Premises or any pat thereof. Any alteration, addition or improvement in, on, or to the Premises made or installed by Tenant shall become a part of the realty and belong to Landlord without compensation to Tenant upon the expiration or sooner termination of the Lease Term, at which time title shall pass to Landlord under this Lease as if by a bill of sale, unless Landlord elects otherwise and notifies Tenant to remove any such tenant improvements at any time prior to the expiration of the Lease Term. If Landlord elects for Tenant to remove any or all of such tenant improvements, Landlord shall notify Tenant in writing no later than thirty (30) days prior to the expiration of the Lease Term as to which tenant improvements are to be removed prior to the expiration of the Lease. If Landlord fails to so notify Tenant, Tenant shall have no obligation to remove such tenant improvements and restore the Premises as a result of such removal. Notwithstanding the foregoing, any and all trade equipment (including but not limited to manufacturing and processing equipment), trade fixtures, furniture, data lines, inventory and business equipment (“Personal Property”) shall remain Tenant’s property and shall be removed by Tenant at the expiration or earlier termination of this Lease. Upon demand by Landlord, Tenant shall remove, at Tenant’s sole cost and expense, forthwith and with all due diligence (but in any event prior to the expiration or earlier termination of the Lease Term), any such alterations, additions or improvements which are designated by Landlord to be removed, and Tenant shall forthwith and with all due diligence, at its sole cost and expense, repair any damage to the Premises or the Building Complex caused by such removal. In the event Tenant fails so to remove any Personal Property or any such alterations, additions and improvements or fails to repair any such damage to the Premises or the Building Complex caused thereby, Landlord may do so and collect from Tenant the cost of such removal and repair in accordance with Section 7.8 hereof.

7.10 Rights of Mortgagees.

(i) This Lease shall be subordinate to any mortgage, deed of trust or ground lease or similar encumbrance (collectively, a “Mortgage”) from time to time encumbering the Premises, whether executed and delivered prior to or subsequent to the date of this Lease, unless Landlord’s Mortgagee shall elect otherwise. If this Lease is subordinate to any Mortgage and Landlord’s Mortgagee or any other party shall succeed to the interest of Landlord pursuant to the Mortgage (such Mortgagee or other party, a “Successor”), at the election of the Successor, Tenant shall attorn to the Successor and this Lease shall continue in full force and effect between the Successor and Tenant. Not more than fifteen (15) days after Landlord’s written request, Tenant agrees to execute such instruments of subordination or attornment in confirmation of the foregoing agreement as the Successor reasonably may request, and Tenant hereby appoints the Successor as Tenant’s attorney-in-fact to execute such subordination or attornment agreement upon Tenant’s failure timely to comply with the Successor’s request. Notwithstanding the foregoing, if this Lease is subordinate to a Mortgage as aforesaid, then upon the written request of Tenant, Landlord agrees to use commercially reasonable efforts to obtain the written agreement of Landlord’s Mortgagee that, subject to such reasonable qualifications as such Mortgagee may impose, in the event that Landlord’s Mortgagee or any other party shall succeed to the interest of Landlord hereunder pursuant to such Mortgage, so long as no Event of Default exists hereunder, Tenant’s right to possession of the Premises shall not be disturbed and Tenant’s other rights hereunder shall not be adversely affected by any foreclosure of such Mortgage. For purposes hereof, the term “‘commercially reasonable efforts” shall not include the payment of any sum of money or the consent to less favorable terms and conditions with respect to the obligations or indebtedness secured or created by the Mortgage. In the event that, despite using commercially reasonable efforts, Landlord is unable to obtain such an agreement, then this Lease nonetheless shall be subordinate as aforesaid. Landlord shall use commercially reasonable efforts to obtain a Subordination, Non-Disturbance and Attornment Agreement by and among Landlord, Tenant and Landlord’s mortgagee(s), in a form reasonably acceptable to Tenant and in recordable form, prior to the Rent Commencement Date.

(ii) With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises. In no event shall the acquisition of Landlord’s interest in the Building Complex by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Building Complex back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser lessor. Except as provided herein, in the event of any transfer of title to the Building Complex by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder.

(iii) Tenant shall not seek to enforce any remedy it may have for any default on the pat of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail to any mortgage holder whose address has been given to Tenant, and affording such mortgage holder a reasonable opportunity to perform Landlord’s obligations hereunder. Notwithstanding any such attornment or subordination of a mortgage to this Lease, the holder of any mortgage shall not be liable for any acts of any previous landlord, shall not be obligated to install any tenant improvements, and shall not be bound by any amendment to which it did not consent in writing nor any payment of rent made more than one month in advance.

7.11 Estoppel Certificates. From time to time, upon not less than fifteen (15) days’ prior written request by Landlord, to execute and acknowledge and deliver to Landlord, for delivery to a prospective purchaser or mortgagee of the Premises or the Building Complex or to any assignee of any mortgage of the Premises or the Building Complex, a statement in writing certifying: (a) that this Lease is unamended (or, if there have been any amendments, stating the amendments); (b) that it is then in full force and effect, if that be the fact; (c) the dates to which Rent and any other payments to Landlord have been paid; (d) any defenses, offsets and counterclaims which Tenant, at the time of the execution of said statement, believes that Tenant has with respect to Tenant’s obligation to pay Rent and to perform any other obligations under this Lease or that there are none, if that be the fact; and (e) such other data as may reasonably be requested. Any such statement may be relied upon by such prospective purchaser or mortgagee of the Premises, or portion thereof, or any assignee of any mortgagee of the Premises, or portion thereof.

7.12 Nuisance. At all times during the Lease Term and such further time as Tenant occupies the Building Complex, not to injure, overload, deface or otherwise harm the Building Complex; nor commit any nuisance; nor to do or suffer any waste to the Building Complex; nor permit the emission of any objectionable noise or odor; nor make any use of the Building Complex which is improper or contrary to any Legal Requirement or which will invalidate any insurance policy covering the Building Complex or any portion thereof, including, without limitation, the handling, storage and disposal of any Hazardous Material.

7.13 Changes and Alterations. Except as otherwise explicitly set forth herein, Tenant shall have no authority, without the express written consent of Landlord to alter, remodel, reconstruct, demolish, add to, improve or otherwise change the Premises, except that Tenant shall have such authority, without the consent of Landlord, to make repairs to the Premises and do such things as are appropriate to comply with the obligations imposed on Tenant under other provisions of this Lease. Tenant shall not construct or permit any alterations, installations, additions or improvements, including any exterior or interior signs (“Alterations”) to the Premises or the Building without having first submitted to Landlord plans and specifications therefore for Landlord’s approval, which approval shall not be unreasonably withheld or delayed provided that:

(i) If the Alteration involves a sign or will otherwise be visible from the exterior then the Alteration must be compatible with the architectural and aesthetic qualities of the Premises and the Land; and

(ii) The Alteration must be non-structural and have no effect on the plumbing, heating (and cooling), mechanical, electrical or other systems or services in the Building, and the Alteration (except for signs) must be entirely within the Premises; and

(iii) The Alteration, when completed, will not adversely affect the value of the Premises or the Land in Landlord’s reasonable discretion; and

(iv) Tenant demonstrates to Landlord’ s satisfaction that the Alteration will be made in accordance with all Legal Requirements using good quality materials and good quality construction practices and will not result in any liens on the Premises; and

(v) As soon as such work is completed, Tenant will have prepared and provide Landlord with “as-built” plans (in form acceptable to Landlord) showing all such work; and

(vi) Tenant will comply with any rules or requirements reasonably promulgated by Landlord in connection with the doing of any work, and if requested by Landlord, Tenant will obtain and maintain Builder’s Risk insurance in connection with such work.

Tenant shall have the right to make minor non-structural Alterations from time to time in the Premises which do not affect the Building systems without obtaining Landlord’s prior written consent therefore, provided that all of such work conforms to all of the above requirements in all respects, and further provided that Tenant provides Landlord with a written description of such work

(and such other data as Landlord may request) prior to commencing any such Alteration, and further provided that the aggregate cost of such minor alterations may not exceed $10,000.00 in any twelve (12) month period.

7.14 Financial Statements. Tenant will provide Landlord with annual financial statements prepared by outside accountants within 120 days of Tenant’s year-end. Tenant will also provide Landlord with financial statements prepared by outside accountants upon request of Landlord’s lenders.

7.15 Holding Over. If Tenant remains in the Premises beyond the expiration of the Lease Term, or sooner following an early termination as provided for herein, such holding over shall not be deemed to create any tenancy, but Tenant shall be a tenant at sufferance only subject to all of Tenant obligations set forth herein, but at a daily rate equal to one hundred fifty percent (150%) of the Rent, the cost of electricity and all other utilities supplied to the Premises, and other charges provided for under this Lease. The acceptance of a purported rent check following termination shall not constitute the creation of a tenancy at will, it being agreed that Tenant’s status shall remain that of a tenant at sufferance, at the aforesaid daily rate. Any reference in this Lease to Tenant’s obligations continuing during the period of any holdover shall not be deemed to grant Tenant the right to a holdover or imply Landlord’s consent to any such holdover. In addition, Tenant shall be liable for all costs, claims, liabilities and damages arising from or in any manner related to any such holdover including, without limitation, damages payable to the subsequent tenant and related to the loss of a tenant.

ARTICLE 8

QUIET ENJOYMENT

Landlord covenants that Tenant on paying the Rent and performing Tenant’s obligations under this Lease shall peacefully and quietly have, hold and enjoy the Premises throughout the Lease Term or until it is terminated as in this Lease provided without hindrance by Landlord or by anyone claiming by, through or under Landlord. The foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

ARTICLE 9

DAMAGE AND EMINENT DOMAIN

9.1 Fire and Other Casualty. In the event that at any time during the Lease Term the Premises are totally damaged or destroyed by fire or other casualty or substantially damaged so as to render them or a material portion thereof untenantable, then there shall be a just and proportionate abatement of the Rent payable hereunder, until the Premises are made suitable for Tenant’s occupancy. In the event of any casualty damage to the Premises, Landlord shall proceed at its expense and with reasonable diligence to repair and restore the Premises (not including Tenant’s trade fixtures, business equipment and furniture) to substantially the same condition they were in immediately prior to such casualty. Notwithstanding the foregoing, if Landlord in its sole discretion determines that timely restoration is not possible or practical or that there are or will be insufficient insurance proceeds available to Landlord to accomplish same, then Landlord shall have the right to terminate this Lease by written notice given to Tenant within sixty (60) days after the occurrence of such casualty. In the event the Premises have not been restored to a condition substantially suitable for their intended purpose within one hundred and eighty (180) days following the issuance of all permits required for such restoration, then either Landlord or Tenant may terminate this Lease by written notice given to the other within five (5) business days following such one hundred and eighty (180) day period.

9.2 Eminent Domain. Landlord reserves for itself all rights to any damages or awards with respect to the Premises and the leasehold estate hereby created by reason of any exercise of the right of eminent domain, or by reason of anything lawfully done in pursuance of any public or other authority; and by way of confirmation Tenant grants and assigns to Landlord all Tenant’s rights to such damages so reserved, except as otherwise provided herein. Tenant reserves all rights to any damages or awards relating to its trade fixtures, equipment, personal property, exterior signs and relocation costs. Tenant covenants to execute and deliver any instruments confirming such assignment as Landlord may from time to time reasonably request. If all the Premises are taken by eminent domain, this Lease shall terminate when Tenant is required to vacate the Premises or such earlier date as Tenant is required to begin the payments of rent to the taking authority. If a partial taking by eminent domain results in so much of the Premises being taken as to render the Premises or a material portion thereof unsuitable for Tenant’s continued use and occupancy, as determined by Landlord in its reasonable discretion, either Landlord or Tenant may elect to terminate this Lease as of the date when Tenant is required to vacate the portion of the Premises so taken, by written notice to the other given not more than sixty (60) days after the date on which Tenant or Landlord, as the case may be, receives notice of the taking. If a partial taking by eminent domain does not result in such potion of the Premises as aforesaid being taken, then this Lease shall not be terminated or otherwise affected by any exercise of the right of eminent domain. Whenever any portion of the Premises shall be taken by any exercise of the right of eminent domain, and if this Lease shall not be terminated in accordance with the provisions of this Section 9.2, Landlord shall, at its expense, proceeding with all reasonable dispatch do such work as may be required to restore the Premises or what remains thereof (not including Tenant’s trade fixtures, business equipment and furniture) as nearly as may be to the condition they were in immediately prior to such taking, and Tenant shall at its expense, proceeding with all reasonable dispatch, provided sufficient condemnation proceeds are available therefore (or, in not, provided that Tenant provides additional funds needed above the amount of the condemnation proceeds available, do such work to its trade fixtures, business equipment and furniture, as may be required. A just proportion of the Rent payable hereunder, according to the nature and extent of the taking shall be abated from the time Tenant is required to vacate that portion of the Premises taken. If the Premises have not been restored to a condition substantially suitable for their intended purpose within one hundred eighty (180) days of the issuance of all permits required for such restoration, Tenant may elect to terminate this Lease by written notice to Landlord sent within five (5) business days following such one hundred eighty (180) day period.

ARTICLE 10

DEFAULTS AND REMEDIES

10.1 Tenant’s Default. Each of the following shall be an event of default (“Event of Default”) hereunder: (A) if Tenant shall fail to pay any installment of Base Rent, Additional- Rent or any other payment due under this Lease, and such failure shall continue for a period of five (5) business days following Landlord’s notice of same to Tenant, provided that such notice from Landlord shall be in lieu of, and not in addition to, any notice of default required by applicable law, and provided further Landlord shall be obligated to give only two (2) such notices per any twelve (12) month period, with subsequent payment default to be an Event of Default if such failure to pay shall continue for a period of five (5) days from the date such payment is due (without any notice); (B) if Tenant or any guarantor or surety of Tenant’s obligations hereunder shall (i) make a general assignment for the benefit of creditors; (ii) commence any proceeding for relief, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial pat of its property; (iii) become the subject of any such proceeding which is not dismissed within sixty (60) days after its filing or entry; or (iv) die or suffer a legal disability (if Tenant, guarantor or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity); (C) Tenant shall fail to discharge or bond over any lien placed upon the Premises in violation of this Lease within thirty (30) days after Tenant receives notice that any such lien or encumbrance is filed against the Premises; (D) if Tenant shall fail to comply with any provision of this Lease, other than those specifically referred to hereinabove and, except as otherwise expressly provided therein, such default shall continue for more than thirty (30) days after Landlord shall have given Tenant written notice of such default, or such longer period if such default cannot be reasonably cured within such thirty (30) day period, provided that Tenant diligently commences the cure within the thirty (30) day period and diligently prosecutes such cure to completion; and (E) if default by Maker be made in the observance or performance of any of the covenants or agreements under the Cognovit Promissory Note attached hereto and incorporated herein as Exhibit C (the “Note”) and such default shall continue beyond the applicable cure period provided in the Note. Upon the occurrence of an Event of Default, defined as aforesaid, then in any such case, notwithstanding any waiver or other indulgence of any prior default, Landlord may terminate this Lease by written notice to Tenant sent at any time thereafter, but before Tenant has cured or removed the cause for such termination. Such termination shall take effect on the later of (i) the last day of the month in which Tenant receives the notice, or (ii) twenty-one (21) days after Tenant receives the notice, and shall be without prejudice to any remedy Landlord might otherwise have for any prior breach of covenant.

10.2. Landlord’s Election. Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing, Landlord may at any time thereafter, at its election by written notice to Tenant: (i) terminate this Lease or Tenant’s right of possession, but Tenant shall remain liable as hereinafter provided; and/or (ii) pursue any remedies provided for under this Lease or at law or in equity. Upon the termination of this Lease or termination of Tenant’s right of possession, it shall be lawful for Landlord, without formal demand or notice of any kind, to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Tenant and all persons and property therefrom. If Landlord re-enters the Premises, Landlord shall have the right to keep in place and use, or remove and store all of the fixtures, equipment and other property of Tenant left at the Premises or elsewhere at the Building Complex. If Landlord terminates this Lease or terminates Tenant’s right of possession, Landlord may recover from Tenant the sum of (i) all Base Rent, Additional Rent and all other amounts accrued hereunder to the date of such termination, (ii) the costs set forth in Section 10.3 below, and (iii) an amount equal to (A) the Base Rent and Additional Rent which would have been payable by Tenant under this Lease had this Lease not been so terminated (or had Tenant’s right of possession not been terminated) for the period commencing after said termination and ending on the last day of the Lease Term with such amounts becoming due and payable by Tenant on such dates as Base Rent would otherwise become due and payable hereunder, less (B) the net rents received by Landlord from re-letting the Premises (or any portion(s) thereof) for the period commencing after said termination and ending on the last day of the Lease Term, such net rents to be determined by first deducting from the gross rents received by Landlord from such re-letting the expenses incurred or paid by Landlord in connection with said termination and in re-entering the Premises and in securing possession thereof, as well as the actual expenses of re-letting (including, without limitation, altering and preparing the Premises for new tenants and any broker’s commission as determined pursuant to Section 10.3 below). Subject to the provisions of Section 10.4 below, any such re-letting may be for a shorter or longer period than the remaining Lease Term, and in no event shall Tenant be entitled to receive any excess of such net rents over the Base Rent payable by Tenant to Landlord under this Lease.

10.3. Reimbursement of Landlord’s Expenses. Upon each occurrence of an Event of Default, whether or not such event of Default results in the termination of this Lease or termination of Tenant’s right of possession pursuant to Section 10.2. Tenant shall reimburse Landlord for all actual and reasonable expenses arising out of such Event of Default, including, without limitation, (i) all actual and reasonable costs incurred in collecting such amounts due from Tenant under this Lease (including actual and reasonable attorneys’ fees incurred and the costs of litigation and the like but only if Landlord is successful in its litigation) and (ii) all customary and necessary expenses incurred by Landlord in attempting to relet the Premises or pats thereof, such as advertising and brokerage fees but excluding lease inducements and build-out or retrofit of the premises to accommodate another tenant. The reimbursement from Tenant shall be due and payable within thirty (30) days following written notice from Landlord that an expense has been incurred with documentation substantiating such expenses, without regard to whether the expense was incurred before or after the termination.

10.4. Termination of Right of Possession. Even though Tenant has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate the Lease (even though it has terminated Tenant’s right of possession), and Landlord may enforce all its rights and remedies under this Lease, including the right to recover Base Rent and Additional Rent as it becomes due. Any such payments due Landlord shall be made on the dates that Base Rent and Additional Rent would otherwise come due under this Lease, and Tenant agrees that Landlord may file suit to recover any sums falling due from time to time. Notwithstanding any such termination of possession only, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.

10.5. Mitigation. Landlord shall use commercially reasonable efforts to relet the Premises which efforts shall be subject to the reasonable requirements of Landlord to lease to high quality tenants and to develop the Premises in a harmonious manner with an appropriate mix of uses, tenants, and terms of tenancies, and the like and factoring in the location and nature of the Premises. It is agreed that hiring a reputable leasing broker to lease the Premises and cooperating in good faith with such broker shall satisfy the requirement that Landlord use commercially reasonable efforts to relet.

10.6. Claims in Bankruptcy. Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by the statute of law in effect at the time when, and governing the proceedings in which, the damages are to be provided, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Landlord has suffered.

10.7. Landlord’s Right to Cure Defaults. Landlord may, but shall not be obligated to cure, at any time any default by Tenant under this Lease after the applicable notice and cure period (if any) has expired. In curing such defaults, Landlord may enter upon the Premises and take such action thereon as may be necessary to effect such cure. In the case of an emergency threatening serious injury to persons or property, Landlord may cure such default without notice. All costs and expenses incurred by Landlord in curing a default, including reasonable attorneys’ fees actually incurred, together with interest thereon at a rate equal to the lesser of (a) eighteen percent (18%) per annum, or (b) the highest lawful rate of interest which Landlord may charge to Tenant without violating any applicable law from the day of payment by Landlord shall be paid by Tenant to Landlord on demand. Landlord may use the Security Deposit to effectuate any such cure.

10.8. No Waiver. Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law, it being understood that such surrender and/or termination can be effected only by the written agreement of Landlord and Tenant. Tenant and Landlord further agree that forbearance or waiver by either party to enforce its rights pursuant to this Lease, or at law or in equity, shall not be a waiver of such party’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of rent with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant under the provisions hereof. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

10.9 Default Interest. If any payment of Base Rent, Additional Rent or any other payment payable hereunder by Tenant to Landlord shall not be paid when due, Landlord may impose, at its election, interest on the overdue amount from the date when the same was payable until the date paid at a rate equal to the lesser of (a) eighteen percent (18%) per annum, or (b) the highest lawful rate of interest which Landlord may charge to Tenant without violating any applicable law. Such interest shall constitute Additional Rent payable hereunder.

10.10 Landlord Default. Landlord’s failure or refusal to perform any provision of this Lease which it is obligated to perform or the breach of any covenant herein, and the continuation of such failure or refusal for thirty (30) days after receipt of written notice from Tenant of such failure or refusal, shall be a default by Landlord (each, a “Landlord Default”); provided, however, that if the failure or refusal to perform cannot reasonably be cured by Landlord within thirty (30) days after receipt by Landlord of the required notice from Tenant, despite reasonably diligent effort by Landlord, then Tenant shall not exercise any of its rights and remedies under this Section 10.10 if Landlord commences a cure within thirty (30) days after receipt of notice thereof and diligently pursues such cure to completion. In the event of a Landlord Default, and without waiving any other remedy or claim for damages or breach of this Lease, but subject to the preceding sentence, Tenant may elect to cure the Landlord Default and Landlord shall reimburse Tenant for the actual and reasonable cost of curing such Landlord Default. Notwithstanding anything in Section 10.10 to the contrary, in the event of an Emergency Situation (defined herein), if the Landlord Default is not cured after reasonable notice to or attempts to notify Landlord, which may be a shorter notice as practicable under the circumstances, Tenant may cure the Landlord Default and Landlord shall reimburse Tenant for the actual and reasonable cost of curing such Landlord Default, provided that such cure is not more extensive than is reasonably necessary under the circumstances. As used in this Section 10.10. “Emergency Situation” means a situation which imminently threatens the physical well-being of persons in or on the Premises.

10.11 Tenant Remedies. If Tenant incurs any costs or expenses because of a Landlord Default, the actual and reasonable sums paid by Tenant to cure such Landlord Default shall be due from Landlord to Tenant within thirty (30) days following written notice from Tenant that an expense has been incurred with documentation substantiating such actual and reasonable expenses. If Landlord fails to reimburse Tenant for such actual and reasonable costs incurred by Tenant to cure a Landlord Default within thirty (30) days of invoice therefore, such actual and reasonable costs incurred shall bear interest at the rate of twelve percent (12%) per annum from the date due until repaid by Landlord. In addition to Tenant’s right to cure a Landlord Default as set forth above, Tenant shall have the right, at its option, to: (i) pursue a remedy of specific performance, (ii) seek money damages for actual loss arising from Landlord’s failure to discharge its obligations under this Lease, or (iii) to terminate this Lease, subject to the terms of this Lease; provided that notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant be able to recover from Landlord and special, indirect, incidental or consequential damages of any kind or nature whatsoever. Tenant’s remedies under this Section 10.11 shall be cumulative with, and not exclusive of, any other remedies to which Tenant may be entitled under this Lease, at law or in equity. Nothing herein contained shall relieve Landlord from its obligations hereunder, nor shall this Section 10.11 be construed to obligate Tenant to perform Landlord’s obligations under the Lease.

ARTICLE 11

ASSIGNMENT AND SUBLETTING

11.1 Prohibition. Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, and that neither the Premises, nor any pat thereof will be encumbered in any manner by reason of any act or omission on the pat of Tenant, or used or occupied, by anyone other than Tenant, or for any use or purpose other than as stated herein, or be sublet, without the prior written consent of Landlord in each and every case, which consent shall not be unreasonably withheld, delayed or conditioned. Not in limitation of the foregoing, Tenant’s request for Landlord’s consent to subletting or assignment shall be submitted in writing in advance of the proposed effective date of such proposed assignment or sublease, which request shall be accompanied by the following information (the “Required Information”): (i) the name, current address and business of the proposed assignee or subtenant; (ii) the precise square footage and location of the portion of the Premises proposed to be so subleased or assigned; (iii) the effective date and term of the proposed assignment or subletting; and (iv) the rent and other consideration to be paid to Tenant by such proposed assignee or subtenant. Upon Landlord’s request, Tenant also shall promptly supply Landlord with such financial statements and other information as Landlord may request, prepared in accordance with generally accepted accounting principles, not more than ninety (90) days old when delivered to Landlord, indicating the net worth, liquidity and credit worthiness of the proposed assignee or subtenant in order to permit Landlord to evaluate the proposed assignment or sublease. In the event that Tenant intends to assign or sublease fifty percent (50%) or more of the Premises, Tenant agrees to reimburse Landlord for reasonable legal fees and any other reasonable expenses and costs incurred by Landlord in connection with any proposed assignment or subletting.

11.2. Conditions to Consent. Notwithstanding anything to the contrary contained herein, it shall not be unreasonable for Landlord to withhold its consent to any proposed assignment or sublease if (i) Tenant proposes to assign this Lease or sublease the Premises or any portion thereof to any person or entity with whom Landlord is then negotiating for the rental of other space in the Building or who is a tenant in the Building or any other building owned by Landlord or any affiliate of Landlord; or (ii) the net worth of any such proposed assignee or subtenant is less than the greater of (A) the net worth of Tenant on the date hereof or (B) the net worth of Tenant at the time of any such assignment or sublease; or (iii) the proposed use is not limited to the Permitted Uses; or (iv) there are then two (2) or more leases or subleases in effect with respect to the Premises (including this Lease); or (v) any rent payable by Tenant hereunder is so-called “percentage rent” (provided, however, that it is hereby agreed and acknowledged that in no event shall Landlord’s right to withhold consent be limited to the basis set forth in clauses (i) through (v) above). Landlord’s consent shall be granted only if the assignee or subtenant shall promptly execute, acknowledge, and deliver to Landlord an agreement in form and substance satisfactory to Landlord whereby the assignee or subtenant shall agree to be bound by and upon the covenants, agreements, terms, provisions and conditions set forth in this Lease other than the payment of Rent hereunder.

11.3 Excess Rents. If Tenant shall sublet the Premises, having first obtained Landlord’s consent, at a rental in excess of the rent and additional rent due and payable by Tenant under the provisions of this Lease, such excess Rent and Additional Rent, net of Tenant’s commercially reasonable and necessary expenses related to the sublease, shall be paid by Tenant to Landlord, it being agreed, however, that Landlord shall not be responsible for any deficiency if Tenant shall sublet the Premises at a rental less than that provided for herein.

11.4 Assignment or Sublease to an Affiliate. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to assign this Lease or sublet the Premises or any pat thereof without the prior consent of Landlord to either (x) an entity into or with which Tenant is merged or consolidated, or to which all or substantially all of Tenant’s assets are transferred, or (y) any entity which controls or is controlled by Tenant or is under common control with Tenant (“Affiliate”), provided that in any such event (i) the successor to Tenant has a net worth, computed in accordance with generally accepted accounting principles consistently applied, at least equal to the greater of (1) the net worth of Tenant immediately prior to such merger, consolidation or transfer, or (2) the net worth of Tenant herein named on the date of this Lease; (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction, and (iii) the assignee agrees directly with Landlord, by written instrument in form satisfactory to Landlord in its reasonable discretion, to be bound by all the obligations of Tenant hereunder, including, without limitation, the covenant against further assignment and subletting.

11.5 No Waiver; Tenant to Remain Liable. If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect Rent and/or Additional Rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent and/or Additional Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as a tenant, or a release of Tenant from the further performance by Tenant of covenants on the pat of Tenant herein contained. The consent by Landlord to an assignment or subletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting. No assignment, subletting or use of the Premises shall affect the Permitted Use hereunder. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of all sums payable hereunder and for compliance with all the obligations of Tenant hereunder.

ARTICLE 12

NOTICES

All notices, consents, approvals, or other communication required by the provisions of this Lease to be given to Landlord or Tenant shall be in writing and shall be hand delivered or given by registered or certified mail or by Federal Express or other recognized overnight courier, addressed to the address of the party set forth in Section 1.1 hereof or to such other address as the party shall have last designated by notice. The customary receipt shall be conclusive evidence of compliance with this Article 11. Notice shall be deemed given on the earlier of the date of actual receipt, or the third (3rd) business day following the date when deposited in the U.S. mail or on the first (1st) business day following the date when deposited with such courier, postage paid.

ARTICLE 13

ENTIRE AGREEMENT, MEMORANDUM OF LEASE

This Lease, including the Exhibits, other attachments and instruments to be delivered by the parties pursuant to the provisions herein contain the entire understanding and agreement of the parties with respect to the subject matter of this Lease.

Tenant agrees that it will not record this Lease. Landlord and Tenant shall, upon the request of either, execute, acknowledge, and deliver a recordable Memorandum of this Lease. At Landlord’s request, promptly upon expiration of or earlier termination of the Lease Term, Tenant shall execute and deliver to Landlord a release of any document recorded in the real property records for the location of the Premises evidencing this Lease, and Tenant hereby appoints Landlord Tenant’s attorney-in-fact, coupled with an interest, to execute any such document if Tenant fails to respond to Landlord’s request to do so within fifteen (15) days. The obligations of Tenant under this Article 13 shall survive the expiration or any earlier termination of the Lease Term.

ARTICLE 14

APPLICABLE LAW, SEVERAB1LITY, CONSTRUCTION

This Lease shall be governed by and construed in accordance with the laws of the state in which the Building Complex is located and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease, and the application of such provisions in other circumstances, shall not be affected thereby. This Lease may be amended only by an instrument in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.

ARTICLE 15

SUCCESSORS AND ASSIGNS, ETC.

15.1 Covenants Run With The Land. It is understood and agreed that the covenants and agreements of the parties hereto shall run with the land and that no covenant or agreement of Landlord, expressed or implied, shall be binding upon Landlord except in respect of any breach or breaches thereof committed during Landlord’s seizing and ownership of the Premises. If Landlord acts as a Trustee or Trustees of a trust in making this Lease only the estate for which Landlord acts shall be bound hereby, neither any such Trustee executing this Lease as Landlord nor any shareholder or beneficiary of such trust shall be personally liable for any of the covenants or agreements of Landlord expressed herein or implied hereunder or otherwise because of anything arising from or connected with the use and occupation of the Premises by Tenant. Reference in this Lease to “Landlord” or to “Tenant” and all expressions referring thereto, shall mean the person or persons, natural or corporate, named herein as Landlord or as Tenant, as the case may be, and the heirs, executors, administrators, successors and assigns of such person or persons, and those claiming by, through or under them or any of them, unless repugnant to the context. If Tenant is a partnership or a firm of several persons, natural or corporate, the obligations of each person executing this Lease as Tenant shall be joint and several. Any person who signs this Lease for Tenant or for Landlord in a representative capacity personally warrants and represents that he or she is duly authorized to do so.

15.2	Limitation on Landlord’s Liability. It is further understood and agreed that Tenant shall look solely to the estate and property of Landlord in the Premises for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed or performed by Landlord and any other obligations of Landlord created by or under this Lease, and no other property or assets of Landlord or of its partners, beneficiaries, co-tenants, shareholders or principals (as the case may be) shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies.

ARTICLE 16

LANDLORD’S ACCESS

Landlord and its authorized agents, employees, subcontractors and representatives shall have the right to enter the Premises at any time during emergencies (Landlord agrees to use reasonable efforts to notify Tenant of any such emergency) and at all reasonable times with prior notice for any of the following purposes: (i) to determine whether the Premises are in good condition and whether Tenant is complying with its obligations under this Lease; (ii) to do any necessary maintenance and to make such repairs, alterations, improvements or additions in or to the Premises or the Building as Landlord has the right or obligation to perform under this Lease, as Landlord may be required to do or make by law, or as Landlord may from time to time deem necessary or desirable; (iii) to exhibit the Premises to prospective tenants during the last twelve (12) months of the Lease Term or during any period while an Event of Default exists hereunder; and (iv) to show the Premises to prospective lenders, brokers, agents, buyers or persons interested in an exchange, at any time during the Lease Term.

If, at any time during the last month of the Lease Term, Tenant shall have removed all of Tenant’s property from all or any potions(s) of the Premises, Landlord may immediately enter and alter, renovate and decorate the same, and such acts shall have no effect upon Tenant’s remaining obligations and covenants under this Lease.

ARTICLE 17

CONDITION OF PREMISES

17.1 Condition of the Premises. Except as expressly set forth herein, Tenant shall accept the Premises on the Substantial Completion Date in its “AS-IS” condition, subject to all applicable laws, ordinances, regulations, covenants and restrictions, and Landlord shall have no obligation to perform or pay for any repair or other work therein. Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes. TENANT ACKNOWLEDGES THAT (1) IT HAS INSPECTED AND ACCEPTS THE PREMISES IN AN “AS IS, WHERE IS” CONDITION, (2) THE BUILDING AND IMPROVEMENTS COMPRISING THE SAME ARE SUITABLE FOR THE PURPOSE FOR WHICH THE PREMISES ARE LEASED AND LANDLORD HAS MADE NO WARRANTY, REPRESENTATION, COVENANT, OR AGREEMENT WITH RESPECT TO THE MERCHANTABILITY OR FITNESS FOR ANY

PARTICULAR PURPOSE OF THE PREMISES, (3) THE PREMISES ARE IN GOOD AND SATISFACTORY CONDITION, (4) NO REPRESENTATIONS AS TO THE REPAIR OF THE PREMISES, NOR PROMISES TO ALTER, REMODEL OR IMPROVE THE PREMISES HAVE BEEN MADE BY LANDLORD AND (5) THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESSED, IMPLIED OR STATUTORY, THAT EXTEND BEYOND THE DESCRIPTION OF THE PREMISES. Except as otherwise may expressly be provided herein, in no event shall Landlord have any obligation for any defects in the Premises or any limitation on its use. The taking of possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken.

17.2 Tenant’s Work. Tenant shall perform any work required to permit Tenant to open the Premises for business (“Tenant’s Work”). Tenant shall not commence any of Tenant’s Work until Tenant has submitted to Landlord plans and specifications (in such detail as Landlord shall reasonably require) for such work and Landlord has approved such plans in writing. Tenant’s Work shall be performed at Tenant’s sole cost and expense, in accordance with such approved plans and specifications and in accordance with the terms and conditions of this Lease, including, without limitation, Section 7.5 and Section 7.13 hereof, and shall be performed by contractor(s) approved by Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall commence Tenant’s Work promptly after receipt of Landlord’s approval of Tenant’s plans and specifications (but not before the Lease Commencement Date) and shall diligently prosecute the same to completion. Landlord’s approval of Tenant’s plans and specifications for Tenant’s Work shall create no responsibility or liability on the pat of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. Prior to beginning Tenant’s Work, Tenant shall, if required by law, obtain appropriate performance and payment bonds covering the labor and materials required to complete Tenant’s Work. Prior to beginning Tenant’s Work, Tenant shall also deliver to Landlord and Landlord’s Mortgagee, at Tenant’s cost, a builder’s risk insurance policy naming Landlord and Landlord’s Mortgagee as additional insureds, as their interests may appear, with the amount and type of coverage being required by Landlord and Landlord’s Mortgagee and otherwise in compliance with the requirements for insurance set forth in Article 6 above, together with evidence that the premium for said insurance has been paid in full by Tenant for a period of no less than one year. Tenant covenants and represents that the foregoing work shall be completed in a good and workmanlike manner and in compliance with all Legal Requirements. Tenant shall promptly pay in full all costs and expenses associated with Tenant’s Work and shall be responsible for the performance of Tenant’s Work to completion. Upon completion of Tenant’s Work, Tenant shall deliver to Landlord a certificate of completion from Tenant’s architect certifying that all Tenant’s Work has been installed and completed in accordance the approved plans and specifications therefore and in compliance with all Legal Requirements.

17.3 Signage. Tenant shall have the right to install Tenant’ s signage at the Premises, provided that (a) Tenant obtains all necessary permits and complies with all applicable Legal Requirements and any applicable covenants and restrictions applicable to the Premises in connection therewith, (b) Tenant otherwise complies with Section 7.12 of this Lease, and (c) Tenant obtains the prior written consent of Landlord for such signage (which consent shall not be unreasonably withheld, delayed or conditioned provided that Tenant delivers to Landlord reasonably detailed plans and specifications for the sign). All such signage shall be installed and maintained by Tenant, at its sole cost and expense, and shall be removed by Tenant at the expiration or earlier termination of this Lease in accordance with Section 7.9 hereof. Tenant shall be entitled to maintain its existing exterior building signage currently located in the center of the face of the building facing and running parallel to Aurora Road; provided that Landlord shall have the right to relocate, at Landlord’s sole cost and expense, Tenant’s existing signage to the eastern side of the face of the building facing and running parallel to Aurora Road in order to balance the exterior building signage with that of other key tenants of the Building upon the leasing of a potion of the Building to a new tenant.

17.4 Parking. Tenant shall have the exclusive use of the thirty-eight (38) parking spaces identified as the “Energy Focus Reserved Parking” on the depiction attached hereto and incorporated herein as Exhibit D (the “Energy Focus Reserved Parking”) free of any charge over and above the Rent due hereunder throughout the Lease Term and any Renewal Terms or extensions thereof. Notwithstanding the foregoing, in the event that Landlord leases space in the second floor of the Building to a third party and Landlord adds a man door on the east wall of the Building leading directly into the Premises and a path leading from the parking area to such man door, Tenant shall release no less than ten (10) parking spaces from the Energy Focus Reserved Parking which will be replaced by an equal number of new reserved parking spaces on the east side of the Building. Tenant shall be entitled to post signage designating the Energy Focus Reserved Parking; provided that such parking signage shall be subject to and installed in accordance with the terms, conditions and requirements of Section 17.3 above.

ARTICLE 18

WARRANTY REGARDING BROKER

Tenant warrants and represents that Tenant has dealt with no broker in connection with the consummation of this Lease other than the Broker named in Section 1.1 hereof, and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant by any broker other than the Broker, Tenant agrees to defend the same and indemnify Landlord against any such claim. Landlord warrants and represents that Landlord has dealt with no broker other than the Broker in connection with the consummation of this Lease, and, in the event of any brokerage claims against Tenant predicated upon prior dealings with Landlord by any broker, Landlord agrees to defend the same and indemnify Tenant against any such claim. Landlord agrees to pay any commission due Broker pursuant to the terms of a separate agreement.

ARTICLE 19

HAZARDOUS MATERIALS

Tenant shall not (either with or without negligence) cause or permit the escape, disposal, release or threat of release of any biologically or chemically active or other Hazardous Materials (as said term is hereafter defined) on, in, upon or under the Premises or the Building Complex. Tenant shall not allow the generation, storage, use or disposal of such Hazardous Material’s in any manner not sanctioned by law or by the highest standards prevailing in the industry for the generation, storage, use and disposal of such Hazardous Materials, nor allow to be brought into the Premises or the Building Complex any such Hazardous Materials except for use in the ordinary course of

Tenant’s business, and then only after written notice is given to Landlord of the identity of such Hazardous Materials. Hazardous Materials shall include, without limitation, any material or substance which is (i) petroleum, (ii) asbestos, (iii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. ‘1251 et seq. (33 U.S.C. ‘1321) or listed pursuant to * 307 of the Federal Water Pollution Control Act (33 U.S.C. ^317), (iv)

defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. ‘ 6903), (v) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. -9601 et seq. (42 U.S.C. ‘9601), as amended, or (vi) defined as “oil” or a “hazardous waste”, a “hazardous substance”, a “hazardous material” or a “toxic material” under any other law, rule or regulation applicable to the Building Complex or any portion thereof. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges but only if such requirement applies to the Premises or may be the result of the acts or omissions of Tenant. In addition, Tenant shall execute affidavits, representations and the like, from time to time, at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials in the Premises or at the Building Complex or any portion thereof. In all events, Tenant shall indemnify and save Landlord harmless from any release or threat of release or the presence or existence of any Hazardous Materials in or on the Premises occurring while Tenant is in possession or elsewhere at the Building Complex if caused by Tenant or any person acting under Tenant. The within covenants and indemnity shall survive the expiration or earlier termination of the Lease Term. Landlord expressly reserves the right to enter the Premises to perform regular inspections. Landlord agrees to save Tenant harmless and to indemnify Tenant from and against any liability, injury loss, claim, damage, settlement, attorneys’ fees, fines, penalties, interest or expense which may be incurred by Tenant (including, without, limitation, any cost which Landlord may incur for testing and remediation) arising from any release, presence or existence of Hazardous Materials which existed at the Building Complex prior to Tenant’s occupation of the Premises.

ARTICLE 20

FORCE MAJEURE

In the event that Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act required hereunder other than the payment of any Base Rent, Additional Rent or other sums payable hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, the act, failure to act or default of the other party, war or other reason beyond their control (“Force Majeure”), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Force Majeure shall not be construed to excuse Tenant from making any payments due hereunder in a timely manner as set forth in this Lease or from performing any covenant or obligation imposed under this Lease by reason of the financial inability of Tenant.

[Signatures appear on the following page]

IN TESTIMONY HEREOF, Landlord and Tenant have caused this Lease to be signed in multiples as of the date indicated below.

LANDLORD:

Keystone Ruby, LLC, an Ohio limited liability company

By:	Landon Investments, LLC Its Manager

By:
James F. Doyle, its Member

Date:	August 2, 2011

TENANT:

Energy Focus, Inc., A Delaware corporation

By:

Print:	Eric Hilliard

Title:	VP/COO

Date:	August 1, 2011

STATE OF OHIO	)
) SS.
COUNTY OF CUYAHOGA	)

BEFORE ME, a Notary Public in and for said County and State, personally appeared James F. Doyle, known to me to be the Manager of Dunham Square Land, LLC, an Ohio limited liability company, which is the manager of Keystone Ruby, LLC, who executed the foregoing instrument for, and on behalf of, said company, and who acknowledged that the same is his/her free act and deed as such officer and the free act and deed of said company.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at Cleveland, Ohio, this 2nd day of August, 2011.

NOTARY PUBLIC

Louann Paul, Notary Public
In and for the State of Ohio
My Commission Expires May 16, 2015

STATE OF OHIO	)
) SS.
COUNTY OF CUYAHOGA	)

BEFORE ME, a. Notary Public in and for said County and State, personally appeared , known to me to be the COO of Energy Focus, Inc., a Delaware corporation, who executed the foregoing instrument for, and on behalf of, said company, and who acknowledged that the same is his/her free act and deed as such officer and the free act and deed of said company.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at Cleveland, Ohio, this 1st day of August, 2011

Virginia F. Benson NotaryPublic State of Ohio My Commission Expires September 18, 2013
NOTARY PUBLIC

EXHIBIT A

DESCRIPTION OF THE LAND

EXHIBIT B

DEPICTION OF THE BUILDING AND PREMISES

[See Attached]

EXHIBIT C

COGNOVIT PROMISSORY NOTE

[See Attached]

EXISTING BUILDING
28 Spaces
AURORA ROAD

SITE PLAN

32000 AURORA ROAD BUILDING

SOLON, OHIO

A.1

COGNOVIT PROMISSORY NOTE

$675,882.88	September 1, 2010
Solon, Ohio

FOR VALUE RECEIVED, the receipt and sufficiency of which is hereby acknowledged, the undersigned, Energy Focus, Inc. (the “Maker”), hereby promises to pay to Keystone Ruby, LLC, an Ohio limited liability company (the “Holder”), without setoff or deduction the principal amount of Six Hundred Seventy-Five Thousand Eight Hundred Eighty- Two and 88/100 Dollars ($675,882.88) (the “Principal”) at the address of 10020 Aurora-Hudson Road, Streetsboro, Ohio 442241 or at such other address as may be designated in writing by Holder. The purpose of this Note is to memorialize the obligation of undersigned to repay to the Holder a debt arising from the lease between Maker, as Tenant, and Holder, as Landlord, for certain Premises located at 32000 Aurora Road, Solon, Ohio, 44139, to which this Note is attached (the “Lease”). Terms not otherwise defined herein shall have the meaning ascribed to them in the Lease.

The term of this Note shall commence on September 1, 2010, and shall end on April 30, 2017, unless accelerated in accordance with the terms and conditions hereof (the “Maturity Date”). The entire Principal balance and any other sums due hereunder shall be payable in full by Maker on or before 12:00 p.m. on the Maturity Date.

Commencing on May 1, 2011, this Note shall bear interest at a rate equal to ten percent (10%) per annum (the “Interest Rate”).

The Principal and accrued interest thereon due under this Note shall be repaid by Maker as follows:

A.	The outstanding Principal balance due under this Note shall be reduced by the eight (8) monthly payments of Rent each in the amount of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) paid by Maker and received by Holder pursuant to the Lease during the period commencing on September 1, 2010 and ending April 30, 2011.

B.	On or before 12:00 p.m. on April 30, 2011, Maker shall make a Principal payment to Holder in the amount of One Hundred Twenty-One Thousand Thirty and 00/100 Dollars ($121,030.00).

C.	The remaining Principal balance equal to Three Hundred Fifty-Four Thousand Eight Hundred Fifty-Two and 88/100 Dollars ($354,852.88) shall be repaid by Maker in seventy-two (72) equal monthly installments of principal and interest equal to Six Thousand Five Hundred Seventy-Three and 95/100 Dollars ($6,573.95) (the “Monthly Payments”) and shall be due and payable on the first (1st) day of April, 2010, and on the first (1st) day of each succeeding month through the Maturity Date in accordance with the amortization schedule attached hereto and incorporate herein as Schedule 1 (the “Amortization Schedule”).

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D.	Notwithstanding anything to the contrary contained herein, in the event that Maker does not notify Holder in writing on or before October 31, 2013, that Maker is electing to extend the Term of the Lease for the Renewal Term, then the Maturity Date shall be accelerated and Maker shall repay the entire remaining Principal balance and any other sums due hereunder on or before 12:00 p.m. on December 31, 2013 (the “Accelerated Maturity Date”).

All payments due under this Note shall be applied first against accrued interest and then to late charges and lastly against the outstanding principal amount due under this Note, except that if any advance made by Lender under the terms of any instrument securing this Note is not repaid, any monies received, at the option of Lender, may first be applied to repay such advances, plus interest thereon, and the balance, if any, shall be applied as above. Each interest rate referred to herein shall be calculated based on a 360-day year of twelve (12) thirty (30) day months, and shall be payable for the actual number of days elapsed in any period. Borrower shall pay all amounts due under this Note directly to Lender in lawful money of the United States of America.

Payments on this Note are to be made in lawful money of the United States of America in immediately available funds at such location as the Holder shall designate to the Makers. Failure to exercise any right contained in this Note by the Holder shall not constitute a waiver of the right to exercise such right in the event of any subsequent default.

The Maker may prepay all or part of this Note. Partial prepayments shall not excuse any subsequent payment due.

Notwithstanding any of the foregoing, (i) if Maker shall be in default if the Maker shall be in default of the payment of this Note for more than ten (10) days; (ii) if default be made in the observance or performance of any of the covenants or agreements in this Note and such default shall continue for a period of thirty (30) days after the receipt by the Maker of written notice specifying the nature of such default during which time the Maker has failed to cure such default or take steps reasonably designed to cure such default; (iii) if default by Maker be made in the observance or performance of any of the covenants or agreements under the Lease and such default shall continue beyond the applicable cure period provided in the Lease; (iv) if the Maker shall file a voluntary petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer seeking for the Maker any arrangement, composition, readjustment, or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against it, in any such proceeding, or if a decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Maker to be bankrupt or insolvent under the federal bankruptcy laws or any applicable law of the United States of America or any state law, or appointing a receiver or trustee or assignee in bankruptcy or insolvency of the Maker; (v) if the Maker shall make an assignment for the benefit of creditors; or (vi) if the Maker shall die; then the unpaid balance of said Principal sum with all accumulated interest thereon and all other sums due hereunder shall, at the option of the Holder hereof, become immediately due and payable without notice, presentment or demand of any kind, such notice, presentment and demand being hereby expressly waived by the Maker and shall thereafter bear interest at the rate equal to fifteen percent (15%) per annum.

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Except as otherwise specifically provided for in this Note, the Maker hereby waives presentment, demand, notice, protest, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, assents to any extension or postponement of the time of payments or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other person primarily or secondarily liable under this Note.

The undersigned hereby authorizes any attorney at law to appear in any court of record in the State of Ohio or in any other state or territory of the United States, after the above obligation becomes due by acceleration or otherwise, to admit the maturity thereof, to waive the issuing and service of process and confess a judgment against the Maker in favor of any holder of this Note, for the amount then appearing due, together with costs of suit.

The Maker hereby waives any conflict of interest which would otherwise be prohibited by Disciplinary Rule 5-105(A) and (B) of the Ohio Code of Professional Responsibility, and hereby authorizes any attorney representing the holder of this Note to confess judgment against the undersigned. The Maker authorizes any attorney confessing judgment against the Maker on this Note to accept compensation for the confession of judgment from the holder of this Note and the Maker waives any restrictions against the payment of such compensation as would be provided in Disciplinary Rule 5-107(A)(l) and (2) of the Ohio Code of Professional Responsibility.

The Maker hereby waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tot or otherwise between the Maker and the Holder arising out of, in connection with, relating to or incidental to the relationship established between them in connection with this Note or any other instrument, document or agreement executed or delivered in connection herewith or the transactions related thereto. This waiver shall not in any way affect, waive, amend or modify the Holder’s ability to pursue remedies pursuant the confession of judgment and cognovit provision contained in this Note.

This Note has been duly executed by the Maker in Twinsburg Township, Ohio as of the date first written above. The undersigned understands and agrees that this Note is subject to and shall be construed according to the laws of the State of Ohio.

WARNING—BY SIGNING THIS PAPER MAKER GIVES UP MAKER’S RIGHT TO NOTICE AND COURT TRIAL. IF MAKER DOES NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST MAKER WITHOUT MAKER’S PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM MAKER REGARDLESS OF ANY CLAIMS MAKER MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

For Energy Focus By:

Print:

Maker EIN#: 94 3021850

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Schedule 1

The Amortization Schedule

	Principal Balance
May, 2011	$2,957.11	$3,616.84	$351,236.04
Jun, 2011	$2,926.97	$3,646.98	$347,589.06
Jul, 2011	$2,896.58	$3,677.37	$343,911.69
Aug, 2011	$2,865.93	$3,708.02	$340,203.67
Sep, 2011	$2,835.03	$3,738.92	$336,464.76
Oct, 2011	$2,803.87	$3,770.07	$332,694.68
Nov, 2011	$2,772.46	$3,801.49	$328,893.19
Dec, 2011	$2,740.78	$3,833.17	$325,060.02
Jan, 2012	$2,708.83	$3,865.11	$321,194.91
Feb, 2012	$2,676.62	$3,897.32	$317,297.59
Mar, 2012	$2,644.15	$3,929.80	$313,367.78
Apr, 2012	$2,611.40	$3,962.55	$309,405.24
May, 2012	$2,578.38	$3,995.57	$305,409.67
Jun, 2012	$2,545.08	$4,028.87	$301,380.80
Jul, 2012	$2,511.51	$4,062.44	$297,318.36
Aug, 2012	$2,477.65	$4,096.29	$293,222.07
Sep, 2012	$2,443.52	$4,130.43	$289,091.64
Oct, 2012	$2,409.10	$4,164.85	$284,926.79
Nov, 2012	$2,374.39	$4,199.56	$280,727.23
Dec, 2012	$2,339.39	$4,234.55	$276,492.68
Jan, 2013	$2,304.11	$4,269.84	$272,222.83
Feb, 2013	$2,268.52	$4,305.42	$267,917.41
Mar, 2013	$2,232.65	$4,341.30	$263,576.11
Apr, 2013	$2,196.47	$4,377.48	$259,198.63
May, 2013	$2,159.99	$4,413.96	$254,784.67
Jun, 2013	$2,123.21	$4,450.74	$250,333.93
Jul, 2013	$2,086.12	$4,487.83	$245,846.10
Aug, 2013	$2,048.72	$4,525.23	$241,320.87
Sep, 2013	$2,011.01	$4,562.94	$236,757.93
Oct, 2013	$1,972.98	$4,600.96	$232,156.97
Nov, 2013	$1,934.64	$4,639.31	$227,517.66
Dec, 2013	$1,895.98	$4,677.97	$222,839.69
Jan, 2014	$1,857.00	$4,716.95	$218,122.75
Feb, 2014	$1,817.69	$4,756.26	$213,366.49
Mar, 2014	$1,778.05	$4,795.89	$208,570.60
Apr, 2014	$1,738.09	$4,835.86	$203,734.74
May, 2014	$1,697.79	$4,876.16	$198,858.58

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Jun, 2014	$1,657.15	$4,916.79	$193,941.79
Jul, 2014	$1,616.18	$4,957.77	$188,984.02
Aug, 2014	$1,574.87	$4,999.08	$183,984.94
Sep, 2014	$1,533.21	$5,040.74	$178,944.20
Oct, 2014	$1,491.20	$5,082.75	$173,861.46
Nov, 2014	$1,448.85	$5,125.10	$168,736.36
Dec, 2014	$1,406.14	$5,167.81	$163,568.55
Jan, 2015	$1,363.07	$5,210.88	$158,357.67
Feb, 2015	$1,319.65	$5,254.30	$153,103.37
Mar, 2015	$1,275.86	$5,298.09	$147,805.28
Apr, 2015	$1,231.71	$5,342.24	$142,463.05
May, 2015	$1,187.19	$5,386.75	$137,076.29
Jun, 2015	$1,142.30	$5,431.64	$131,644.65
Jul, 2015	$1,097.04	$5,476.91	$126,167.74
Aug, 2015	$1,051.40	$5,522.55	$120,645.19
Sep, 2015	$1,005.38	$5,568.57	$115,076.62
Oct, 2015	$958.97	$5,614.98	$109,461.65
Nov, 2015	$912.18	$5,661.77	$103,799.88
Dec, 2015	$865.00	$5,708.95	$98,090.93
Jan, 2016	$817.42	$5,756.52	$92,334.41
Feb, 2016	$769.45	$5,804.49	$86,529.92
Mar, 2016	$721.08	$5,852.86	$80,677.05
Apr, 2016	$672.31	$5,901.64	$74,775.41
May, 2016	$623.13	$5,950.82	$68,824.60
Jun, 2016	$573.54	$6,000.41	$62,824.19
Jul, 2016	$523.53	$6,050.41	$56,773.78
Aug, 2016	$473.11	$6,100.83	$50,672.94
Sep, 2016	$422.27	$6,151.67	$44,521.27
Oct, 2016	$371.01	$6,202.94	$38,318.33
Nov, 2016	$319.32	$6,254.63	$32,063.71
Dec, 2016	$267.20	$6,306.75	$25,756.96
Jan, 2017	$214.64	$6,359.31	$19,397.65
Feb, 2017	$161.65	$6,412.30	$12,985.35
Mar, 2017	$108.21	$6,465.74	$6,519.62
Apr, 2017	$54.33	$6,519.62	$0.00

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